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                                                                     EXHIBIT 4.1


                           CHAMPION ENTERPRISES, INC.
             2000 STOCK COMPENSATION PLAN FOR NONEMPLOYEE DIRECTORS


                              I. GENERAL PROVISIONS


         1.1 ESTABLISHMENT. On February 29, 2000, the Board of Directors ("Board") of Champion Enterprises, Inc. ("Corporation") adopted the Champion Enterprises, Inc. Stock Compensation Plan for Nonemployee Directors ("Plan"), subject to the approval of shareholders at the Corporation's Annual Meeting on May 2, 2000. The Plan is intended to replace the 1995 Stock Retainer Plan for Nonemployee Directors and 1991 Stock Plan for Directors.

         1.2 PURPOSE. The purpose of the Plan is to promote the best interests of the Corporation and its shareholders by encouraging Directors of the Corporation to acquire an ownership interest in the Corporation, thus identifying their interests with those of shareholders.

         1.3 DEFINITIONS. As used in this Plan, the following terms have the meaning described below:

               (a)   "BOARD" means the Board of Directors of the Corporation.

               (b)   "CODE" means the Internal Revenue Code of 1986, as amended.

               (c) "COMMON STOCK" means shares of the Corporation's authorized common stock.

               (d) "CORPORATION" means Champion Enterprises, Inc., a Michigan corporation.

               (e) "DEFERRED STOCK GRANT" means a Stock Retainer that a Director has elected to defer until Retirement, death, or other termination of services on the Board, whichever occurs first.

               (f) "DIRECTOR" means an individual who has been elected or appointed to serve as a Director of the Corporation and is not an employee of the Corporation or a Subsidiary.

               (g) "FAIR MARKET VALUE" means the New York Stock Exchange closing price of the Corporation's Common Stock on the Grant Date, as reported in The Wall Street Journal. In the event that there were no Common Stock transactions on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Common Stock transactions.



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               (h)   "GRANT DATE" means the date of the applicable Annual
Meeting on which an Option or Stock Retainer is granted, unless a Director is appointed, in which case the Grant Date means the date of the Director's appointment to the Board.

               (i) "OPTION" means a nonqualified stock option that is not intended to constitute an incentive stock option under Code Section 422.

               (j) "PLAN" means the Champion Enterprises, Inc. 2000 Stock Compensation Plan for Nonemployee Directors, the terms of which are set forth herein, and any amendments thereto.

               (k) "RETIREMENT" means retirement in accordance with the Corporation's retirement policy for Directors.

               (l) "RULE 16B-3" means Rule 16b-3 of the Securities and Exchange Commission (or any successor provision in effect at the applicable time).

               (m) "STOCK ACCOUNT" means the bookkeeping account established for each Director to record the Stock Retainer shares that a Director has elected to defer pursuant to Sections 2.2 and 2.3. The Stock Account shall be used solely for purposes of determining the number of shares to be paid to a Director under the Plan and shall not constitute or be treated as a trust fund of any kind.

               (n) "STOCK RETAINER" means the payment of Common Stock as the annual retainer for service as a Director.

               (o) "SALE OR MERGER OF THE CORPORATION" means the occurrence of any of the following events: (i) the acquisition of ownership by a person, firm or corporation, or a group acting in concert, of more than fifty percent of the outstanding Common Stock of the Corporation in a single transaction or a series of related transactions within a one-year period; (ii) a sale of all or substantially all of the assets of the Corporation to any person, firm or corporation; or (iii) a merger or similar transaction between the Corporation and another entity if shareholders of the Corporation do not own a majority of the voting stock of the corporation surviving the transaction.

               (p) "SUBSIDIARY" means a corporation defined in Code Section 424(f).

         1.4   ELIGIBILITY AND PARTICIPATION. All Directors as defined in
Section 1.3(f) are eligible to participate in the Plan and each such Director shall participate as described in Articles II and III.



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         1.5   STOCK.

               (a)   Subject to the provisions of paragraph (c) of this Section
1.5 and the provisions of Section 4.1, no more than 1,328,901 shares of Common Stock may be issued pursuant to the Plan.

               (b) Authorized but unissued shares of Common Stock and issued shares of Common Stock held by the Corporation or a Subsidiary, whether acquired specifically for use under this Plan or otherwise, may be used for purposes of the Plan.

               (c) If any shares of Common Stock issued hereunder shall, after issuance, be reacquired by the Corporation for any reason, such shares shall no longer be charged against the limitation provided for in paragraph (a) of this Section 1.5 and may again be issued pursuant to the terms of the Plan.


                          II. TERMS OF STOCK RETAINERS

         2.1 STOCK RETAINERS. Stock Retainers shall be subject to the following provisions:


               (a) Except as provided in paragraph (b) of this Section 2.1, effective as of May 2, 2000, and on each Annual Meeting date through and including the Annual Meeting date for the year 2005, each individual elected or reelected as a Director at an Annual Meeting shall be paid a Stock Retainer consisting of 4,800 shares of Common Stock for his or her services as a Director until the next Annual Meeting of Shareholders. Any Director who is appointed (at the Board meeting held in conjunction with the Annual Meeting) to serve as the chairperson of a Board Committee during such year shall receive an additional 400 shares of Common Stock.

               (b) Any new Director who is appointed by the Board to fill a vacancy on the Board prior to an Annual Meeting of Shareholders shall receive a Stock Retainer consisting of a pro-rated number of shares for such interim term (subject to the election in Section 2.2(ii) below).

               (c) Once a certificate for shares is issued to a Director pursuant to a Stock Retainer, such shares shall not be forfeited upon the Director's termination of services on the Board regardless of the reason for such termination.

         2.2 STOCK RETAINER ELECTION. The normal form of payment under the Plan for services as a Director is a Stock Retainer, paid in shares of the Corporation's Common Stock. Provided; however, that within 30 days following (i) the Annual Meeting date on which the Plan first becomes effective; or (ii) the date on which a Director is first elected or appointed to the Board, each Director may submit an irrevocable written election form requesting that his or her Stock Retainer be paid in the form of a Deferred Stock Grant or a 10-year Option, as described below. For each following year, each Director shall submit the election form prior to the end of the calendar year immediately preceding the Annual Meeting to which the election relates.


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Pursuant to the election form, each Director may elect to receive his or her
Stock Retainer (a) in the form of a Deferred Stock Grant, to be paid in the form of shares of the Corporation's Common Stock following the first to occur of the Director's Retirement, death or termination of services on the Board, or (b) converted at a 4 to 1 ratio into an immediately exercisable 10-year Option, with the exercise price equal to the Fair Market Value of the Corporation's Stock on the Grant Date, exercisable in accordance with, and subject to the terms of, Sections 3.4 and 3.5 below.

         2.3 DEFERRED STOCK GRANT. A Director who elects to receive his or her Stock Retainer in the form a Deferred Stock Grant shall have such Deferred Stock Grant allocated to a bookkeeping account in the name of the Director ("Stock Account"), which shall be adjusted in accordance with Section 4.1 (a) for certain corporate events, including stock splits. subdivisions, combinations or reclassifications of Common Stock, and increased from time to time by dividends on the hypothetical shares held in the Stock Account. For such purposes, at the time cash or stock dividends are declared by the Corporation, each Stock Account shall be increased by the number of shares that corresponds to the cash or stock dividend amount that would have been payable on the number of hypothetical shares held in the bookkeeping account had such shares been outstanding at the time the dividend was declared.


                     III. NONQUALIFIED STOCK OPTION AWARDS

         3.1 OPTION GRANT UPON FIRST ELECTION TO BOARD. It is the Corporation's expectation that each Director who joins the Board shall purchase 6,000 (but not less than 3,000) shares of the Corporation's Common Stock outside of the Plan. Upon the initial election of a Director to the Board, the Director shall receive an Option grant to purchase up to 24,000 shares of the Corporation's Common Stock, with a purchase price equal to the Fair Market Value of the Corporation's Common Stock on the Grant Date. The Option grant of 24,000 shares is based on the expectation that the Director shall purchase 6,000 shares of the Corporation's Common Stock on the open market . However, if securities laws, regulations or the Corporation's policies preclude the Director from making the requisite purchase on the open market within 60 days after being elected to the Board, the Director may purchase the shares from the Corporation at a purchase price equal to the Fair Market Value of the Corporation's Common Stock on the day prior to the purchase date. To the extent that at least 3,000 but less than 6,000 shares are purchased within the requisite 60-day period, the Director shall forfeit the number of shares subject to the Option that exceeds a ratio of four shares to every one share purchased by the Director on the open market (or from the Corporation, as applicable), during the 60-day period. If the Director purchases fewer than 3,000 shares during the 60-day period, he or she shall forfeit the Option in full at the expiration of the 60-day period.

         3.2 DISCRETIONARY 10-YEAR ANNIVERSARY GRANT. At the Annual Meeting coincident with or next following a Director's completion of 10 consecutive years of service on the Board (the "Tenth Anniversary Annual Meeting"), the Board, upon the recommendation of the Compensation and Human Resources Committee, shall have the discretionary authority to grant an Option to the Director to purchase up to 24,000 shares of the Corporation's Common Stock.


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To the extent that less than 6,000 but at least 3,000 shares of the
Corporation's Common Stock are already issued and beneficially owned by the Director as of the date 60 days following the Tenth Anniversary Annual Meeting, the Director shall forfeit the number of shares subject to the Option that exceeds a ratio of four shares to every one share issued and beneficially owned by the Director as of the expiration of the 60-day period. The Option shall have an exercise price equal to the Fair Market Value of the Corporation's Common Stock on the Grant Date and shall be subject to the other Option requirements of Sections 3.3 through 3.6 of the Plan. If the Director beneficially owns fewer than 3,000 issued shares as of the date 60 days following the Tenth Anniversary Annual Meeting, he or she shall forfeit this Option in full as of such date.

         3.3 OPTION EXERCISE PERIOD. A Director becomes eligible to exercise twenty-five percent of an outstanding Option granted under either Section 3.1 or
3.2 (as adjusted, if necessary, following the expiration of the applicable 60-day period) on the date of each successive Annual Meeting thereafter, until the Option becomes fully exercisable, even if the Director does not remain on the Board throughout such four-year period. No portion of any Option granted under Sections 2.2, 3.1 or 3.2 shall remain exercisable after 10 years from the Grant Date.

         3.4 PAYMENT FOR OPTION SHARES. The purchase price for shares of Common Stock to be acquired upon exercise of all or a portion of an Option granted hereunder shall be paid in full in cash or by personal check, bank draft or money order at the time of exercise; provided, however, that in lieu of such form of payment a Director may pay the purchase price in whole or in part by tendering shares of Common Stock, which have been held by the Director for more than six months, and are freely owned, independent of any restrictions, hypothecations or other encumbrances, duly endorsed for transfer (or with duly executed stock powers attached), or in any combination of the above. Shares of Common Stock surrendered upon exercise shall be valued at the closing price for the Corporation's Common Stock on the day prior to exercise, as reported in The Wall Street Journal, and the certificate(s) for such shares, duly endorsed for transfer or accompanied by appropriate stock powers, shall be surrendered to the Corporation.

         3.5   RETIREMENT, TERMINATION OF SERVICES OR DEATH.

               (a) If a Director terminates his or her services as a member of the Board for reasons other than death, to the extent that an Option has not expired and is unexercised on the Director's date of termination, it shall remain exercisable in accordance with the general exercise period and terms set forth in the Option agreement. Provided; however, if a Director dies after termination of his or her services on the Board, any outstanding Options held by the Director as of the date of death, may be exercised only in accordance with
(b), below.

               (b) To the extent that an Option has not expired and is unexercised on the date of a Director's death, the annual installment exercise restrictions in Section 3.3 shall be accelerated in full, and the Option may be exercised by the deceased Director's personal representative at any time prior to the expiration date of the Option or within one year after the Director's date of death, whichever period is shorter. Provided; however, that to the extent a Director's death occurs prior to the expiration of an applicable 60-day purchase period following


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the grant of an Initial Option in Section 3.1 or 10-Year Anniversary Option in
Section 3.2, the deceased Director's personal representative shall have until the end of the original 60-day period to satisfy the ownership requirements set forth in Sections 3.1 or 3.2, as applicable, and the installment exercise acceleration for such period and the associated one-year exercise period shall run from the expiration of the applicable 60-day period.

         3.6 RESTRICTIONS ON TRANSFER. Shares purchased pursuant to an Option granted under Sections 3.1 and 3.2 shall be restricted from transfer for 6 months following the date of exercise. Notwithstanding the foregoing, such shares may be transferred prior to the expiration of the 6-month term, upon (i) the death of the Director, (ii) the Director's Retirement or other termination of services as a member of the Board, or (iii) upon a Sale or Merger of the Corporation. The certificate evidencing the shares acquired pursuant to an Option granted under Article III shall carry a restrictive legend that prohibits any transfer including the assignment, hypothecation or pledge of the shares prior to the expiration of the applicable term.


                                IV. MISCELLANEOUS

         4.1   ADJUSTMENT PROVISIONS.

               (a) The total amount of Common Stock reserved under the Plan shall be adjusted pro rata for any increase or decrease in the number of outstanding shares of Common Stock resulting from payment of a stock dividend on Common Stock, a stock split, subdivision or combination of shares of Common Stock, or a reclassification of Common Stock.

               (b) In the event of a Sale or Merger of the Corporation, all outstanding Options shall become exercisable in full, and any transfer restrictions automatically shall lapse.

               (c) The foregoing adjustments shall provide for the elimination of any fractional share.

         4.2   PLAN EFFECTIVE DATE, TERMINATION AND AMENDMENT.

               (a) The Plan shall be effective upon approval of the shareholders at the Corporation's Annual Meeting on May 2, 2000 and shall continue up to and including the Annual Meeting in the year 2005. No new Stock Retainers or Option awards shall be granted under this Plan after the Annual Meeting in the year 2005.

               (b) The Plan may be amended or terminated by the Board of Directors at any time upon the recommendation of the Compensation and Human Resources Committee; provided, however, that (i) no amendment shall become effective without the approval of shareholders to the extent that such approval is required under Rule 16b-3 (or its successor), as in effect at such time; and
(ii) neither the Stock Retainer Amount nor the number of shares subject to Option grants under this Plan, nor any other provision of the Plan that affects the number of shares of Common Stock subject to a Stock Retainer or Option grant, or the frequency with


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which Stock Retainers are paid or Options are granted, may be amended or otherwise modified more than once every six months, except as may be required to comply with the Code or Rule 16b-3, as they may be amended from time to time.

         4.3   GENERAL PROVISIONS.

               (a) Nothing in this Plan or in any instrument executed pursuant hereto shall confer upon any individual the right to continue to serve as a Director of the Corporation.

               (b) No shares of Common Stock shall be issued under the Plan unless and until all legal requirements applicable to the issuance of such shares have, in the opinion of counsel to the Corporation, been complied with. In connection with any such issuance, the person acquiring the shares shall, if requested by the Corporation, give assurances, satisfactory to the Corporation, in respect of such matters as the Corporation or a Subsidiary may deem desirable to assure compliance with all applicable legal requirements.

               (c) No person (individually or as a member of a group), and no beneficiary or other person claiming under or through him, shall have any right, title or interest in or to any shares of Common Stock allocated or reserved for the purposes of this Plan, except as to such shares of Common Stock, if any, as shall have been issued to such person.

               (d) Nothing in this Plan is intended to preclude or limit the establishment or continuation of, any other plan, practice or arrangement for the payment of compensation or benefits to Directors that the Corporation now has or may hereafter put into effect.

         4.4 UNFUNDED PLAN. Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. This Plan shall be unfunded. Deferred Stock Grants under Sections 2.2 and 2.3 shall continue for all purposes to be part of the general funds of the Corporation until Certificates are issued in accordance with Section 4.5, below. To the extent that a Director or beneficiary acquires a right to receive payments from the Corporation under the Plan, such right shall not be greater than the right of any unsecured general creditor of the Corporation, and such right shall be an unsecured claim against the general assets of the Corporation. Although bookkeeping accounts may be established with respect to individual Directors, any such accounts shall be used merely as a bookkeeping convenience. The Corporation shall not be required to segregate any assets that may at any time be represented by shares or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Corporation or the Board be deemed to be a trustee of any shares or rights thereto to be granted under this Plan. Any liability or obligation of the Corporation to any Director with respect to shares or rights thereto under this Plan shall be based solely upon any contractual obligation that may be created by this Plan, and no such liability or obligation of the Corporation shall be deemed to be secured by any pledge or other encumbrance on any property of the Corporation.

         4.5 TITLE TO SHARES. Title to shares remains with the Corporation until Certificates are issued. Amounts credited to each Director's Stock Account shall not be specifically set aside


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or otherwise segregated, but shall be combined with corporate assets. Title to such shares shall remain with the Corporation, and the Corporation's only obligation shall be to make timely payments in accordance with the Plan.


         4.6 ASSIGNABILITY. No right to receive payment hereunder shall be transferable or assignable by a Director except by will or the laws of descent and distribution. During the lifetime of a Director, an Option may be exercised only by a Director. No transfer of an Option by the laws of descent and distribution shall be effective to bind the Corporation unless the Corporation shall have been furnished with written notice thereof and a copy of the will or such evidence as the Corporation may deem necessary to establish the validity of the transfer and the acceptance by the transferee of the terms and conditions of the Option.

         4.7 ADMINISTRATION. The Compensation and Human Resources Committee shall interpret the Plan, prescribe, amend and rescind rules and regulations relating to the Plan, and make all other determinations necessary or advisable for its administration. The decision of the Compensation and Human Resources Committee on any question concerning the interpretation of the Plan or its administration shall be final and binding on all Directors.

         4.8 GOVERNING LAW. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the securities laws of the United States, shall be governed by and construed in accordance with the laws o the State of Michigan.

         IN WITNESS WHEREOF, this Champion Enterprises, Inc. 2000 Stock Compensation Plan for Nonemployee Directors has been executed on behalf of the
Corporation on this the     day of          , 2000.



                               CHAMPION ENTERPRISES, INC.


                               By:
                                  ----------------------------------------------
                                  Walter R. Young
                                  Chairman of the Board of Directors,
                                  President and Chief Executive Officer



         BOARD APPROVAL: 2/29/00

         SHAREHOLDER APPROVAL:  5/2/00